Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated July 23, 2021 relating to the consolidated balance sheet of Cityfunds I, LLC as of April 26, 2021 (inception) and the related notes to the consolidated financial statement.

/s/ Artesian CPA, LLC
Denver, CO

December 15, 2021